Exhibit 99.1

For Further Information:

Investors:	Stephen E. Tremblay 281-504-4760
Media:	Richard A. Ott 281-504-4720

KRATON PERFORMANCE POLYMERS, INC. ANNOUNCES 2009 RESULTS

— Improving Sales Volume Drives Revenues, Adjusted EBITDA Up in Fourth Quarter —

— Cash from Operations at Year End Increases to $73 Million, IPO Proceeds Further Strengthens Balance Sheet —

— Company Expects Positive Momentum to Continue into 2010 —

HOUSTON, TX. - March 3, 2010 - Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces improved financial results for the quarter and year ended December 31, 2009.

2009 FOURTH QUARTER HIGHLIGHTS

•	Sales volume increased 16% to 61 kilotons

•	Revenues increased 8% to $251 million

•	Adjusted EBITDA improved 23% to $35 million, reflecting 14% of revenues

•	Record sales of Isoprene Rubber Latex

•	IPO of KRA raised $138 million of net proceeds

•	IPO proceeds used to reduce debt by $100 million, bringing full-year debt reduction to $190 million

•	Shutdown Pernis, the Netherlands facility, expected saving of $12 million in annual fixed costs

•	Completed SAP/ERP global migration

“We are pleased to report solid and improving results in our fourth quarter of 2009. After a challenging nine months, given the effects a weak global economy had on our business, we are beginning to experience clear indications of volume recovery,” said Kevin M. Fogarty, president and chief executive officer. “The increase in revenues reflects higher sales in our Emerging Businesses, Advanced Materials, and Adhesives, Sealants and Coatings end-uses which were partially offset by lower sales in our Paving and Roofing end-use. Moreover, we believe these fourth quarter results also reflect the strength and resiliency of the Kraton brand, and the drive within our global organization to empower our customers with Kraton’s leading innovative products and application solutions.”

(US $ in thousands, except per share amounts)	4Q 2009	4Q 2008	FY 2009	FY 2008
Revenues	$250,708	$231,636	$968,004	$1,226,033

Adjusted EBITDA(1)(2)	$35,043	$28,551	$91,359	$152,048

Net Income (Loss)	$(1,516)	$(6,995)	$(290)	$28,419

Earnings (Loss) per diluted share	$(0.07)	$(0.36)	$(0.01)	$1.46

Net cash provided by operating activities	$31,656	$36,842	$72,805	$40,227

(1)	A reconciliation of Adjusted EBITDA to Net Income (Loss) is included in the accompanying financial tables.
(2)	Adjusted EBITDA is EBITDA less sponsor fees, restructuring and related charges, non-cash expenses, and gains on the extinguishment of debt.

4Q 2009 versus 4Q 2008 Results

Revenues in the fourth quarter 2009 were $251 million, an 8 percent increase compared to fourth quarter 2008. The increase in revenues was the result of increased sales volume and changes in foreign currency exchange rates, offset by lower selling prices reflecting lower raw material costs. Sales volume in the fourth quarter of 2009 was 61 kilotons, an increase of 16 percent compared to fourth quarter 2008.

Adjusted EBITDA in the fourth quarter 2009 was $35 million, an increase of 23 percent compared to fourth quarter 2008. Adjusted EBITDA margin improved 170 basis points to 14 percent indicative of the operating leverage associated with higher sales volume and lower costs.

Fourth-quarter 2009 net loss was $(2) million or $(0.07) per diluted share, compared with fourth quarter 2008 net loss of $(7) million or $(0.36) per diluted share.

FY 2009 versus FY 2008 results

Revenues in 2009 were $968 million, a 21 percent decrease compared to 2008. The decrease in revenues was the result of lower sales volume due to the global economic conditions, lower selling prices reflecting lower raw material costs, and changes in foreign currency exchange rates. Full-year 2009 sales volume declined 17 percent to 260 kilotons, compared with 313 kilotons in 2008.

Adjusted EBITDA in 2009 was $91 million, a decrease of 40 percent compared to 2008. Adjusted EBITDA margin was 9 percent in 2009 compared to 12 percent in 2008.

Full-year 2009 net loss was $(0.3) million or $(0.01) per share, compared to full-year 2008 net income of $28 million or $1.46 per share.

Cash Flow

Cash provided by operating activities was $73 million in 2009, compared with $40 million in 2008. The improvement in cash flow from operations was largely due to lower working capital. Net capital expenditures in 2009 were $50 million, versus $24 million in 2008. The increase in 2009 reflects the company’s strategic investments in its global ERP system and the systems and operating control upgrades at its Belpre, Ohio facility. We applied $100 million of our IPO proceeds to reduce debt, which along with the buyback of a portion of our 8.125 percent senior subordinated notes and other debt repayments, resulted in a reduction in total indebtedness of $190 million during 2009.

“I am extremely proud of our entire Kraton organization,” said Fogarty. “By remaining focused on critical activities and strategic initiatives, we have positioned Kraton very well for the future. Although the global economic slow-down had an impact on our full-year results, we achieved notable strategic milestones, including the initial public offering of Kraton Performance Polymers, Inc., further strengthening our balance sheet and raising additional capital to fund future strategic growth. Lastly, the effectiveness of our ‘smart pricing strategies’, the sustainable cost reduction initiatives we have implemented, and the innovation pipeline we have prioritized around, demonstrate once again Kraton’s resiliency, one of our six core values.”

END-USE MARKET INFORMATION

Revenue in our Adhesives, Sealants and Coatings end-use market increased $9 million to $82 million in the fourth quarter of 2009 compared to 2008 and decreased $76 million to $297 million on a full-year basis.

“2009 revenue was down on a full-year basis due primarily to the general weak demand this end-use faced in the first half of the year in the wake of the global economic crisis,” said Fogarty. “However, the end-use did experience several positive trends during the year that are encouraging, including increased demand for non-woven adhesive applications such as for diapers and hygiene products, along with continued growth in commercial and specialty tapes and labels.”

Revenue in our Advanced Materials end-use market increased $12 million to $75 million in the fourth quarter of 2009 compared to 2008 and decreased $73 million to $282 million on full-year basis.

“During 2009, our sales volume into key applications such as automotive, consumer electronics/appliances and personal care applications declined commensurate with global economic conditions; however, as market conditions improved late in the third quarter and continued through the fourth quarter of 2009, our volume began to recover as well,” said Fogarty. “Likewise, we were pleased that the HSBC revenue in this end-use was up 20 percent in the fourth quarter of 2009 from a year ago as demand for consumer electronics and personal care items returned. We were also pleased to see innovation programs that were delayed during the first half of 2009 beginning to move forward by year end.”

Revenue in our Paving and Roofing end-use market decreased $18 million to $49 million in the fourth quarter of 2009 compared to 2008 and decreased $122 million to $243 million on a full-year basis. Roofing applications were lower due to the overall decline in construction activity, particularly in the commercial sector. The company also experienced a decline in its paving business, largely due to delays associated with the uncertainty with respect to the impact of the U.S. Government’s economic stimulus spending and due to budgetary constraints on state and local government spending.

Revenue in our Emerging Businesses end-use was $24 million in the fourth quarter of 2009 and $61 million for full-year 2009, representing an increase of $14 million and $26 million, respectively, compared to 2008. The steady increase in revenue throughout the year was due to the continued penetration of Kraton’s Isoprene Rubber (IR) and Isoprene Rubber Latex (IRL) products in applications such as surgical gloves and condoms.

“2009 represented a significant step forward for our IRL business,” said Fogarty. “Not only did we achieve record sales, but our supply capabilities also successfully demonstrated new elevated output levels necessary to meet our customer’s impressive demand growth.”

FOURTH QUARTER 2009 DEVELOPMENTS

•

On December 16, 2009 we completed an initial public offering of common shares. Including the underwriters’ exercise of their over-allotment option in January 2010, we issued 11,181,200 shares of common stock at an offering price of $13.50 per share generating net proceeds of $138 million.

•

On December 31, 2009, the company ceased production at its Pernis, the Netherlands, facility, which is expected to provide Kraton with annual cost savings of $12 million. The company will satisfy customer demand for IR with inventory currently on hand while it migrates production to another facility. The company accrued the costs associated with the exit in the third quarter of 2009. In January 2010, the company paid $8 million of the $10 million total cash costs associated with the exit, with the remaining balance scheduled to be paid by May 2010.

•

In November 2009, the company amended and extended its revolving credit facility which increased the maximum borrowings from $75.5 million to $80.0 million and extended the maturity on $79.8 million of the facility from May 2011 to May 2013.

•

In November 2009 we completed the ERP software systems migration utilizing a single global system, implementing best practices for our industry. In addition to providing increased reliability, the company anticipates ongoing cost savings of $5 million to $10 million will be achieved as a result of the new ERP system. Total cost for the ERP system was $18 million, of which $15 million is included in 2009 capital expenditures and $3 million is included in SG&A expenses in 2009.

OUTLOOK

“Although economic conditions around the globe seem to be improving, there remains a level of uncertainty as to how strong the economic recovery will be in the near-term,” said Fogarty. “That said, given the operating leverage momentum we created for the company in the latter part of 2009 resulting from smart pricing, fixed cost reductions, and productivity enhancement initiatives, we remain optimistic about the impact even modest economic recovery will have on our business results in 2010. Additionally, we will continue to drive Kraton top-line growth from commercializing our exciting innovation portfolio with our valued customers. As a result, we currently expect 2010 first-quarter sales volume will continue the double-digit growth trend experienced in the fourth quarter of 2009, as compared to the previous year’s applicable calendar quarter.”

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA and LTM Bank EBITDA. In each case the most directly comparable GAAP financial measure is net income/loss. A table included in this earnings release reconciles these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider EBITDA and Adjusted EBITDA important supplemental measures of our performance and believe they are frequently used by investors and other interested parties in the evaluation of companies in our industry. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. EBITDA and Adjusted EBITDA presented in this earnings release may differ from amounts calculated by us under our debt instruments.

We have presented in a table at the end of this earnings release LTM Bank EBITDA calculated under our senior credit facility. We consider LTM Bank EBITDA to be an important measure in calculating compliance with the covenants contained in that facility.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Thursday March 4, 2010 at 9:00 a.m. (Eastern Time) to discuss fourth quarter and full-year 2009 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page. Participating on the call from Kraton will be Kevin M. Fogarty, president and chief executive officer; Stephen E. Tremblay, chief financial officer; and David A. Bradley, chief operating officer.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call – Passcode: Earnings Call.” U.S./Canada dial-in #: 888-577-8992. International dial-in #: 312-470-7060.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on March 4, 2010 through 11:59 p.m. Eastern Time on March 18, 2010. To hear a replay of the call over the Internet, access Kraton’s Website at www.kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page. To hear a telephonic replay of the call, dial 866-492-3861 and International callers dial 203-369-1748.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries, is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by the company more than 40 years ago. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company, offers approximately 800 products to more than 700 customers in over 60 countries worldwide, is the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, the largest and most diversified SBC plant in the world, as well as plants in Germany, France, Brazil, and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Performance Polymers, Inc.

# # #

Forward Looking Statements

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.

In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are conditions in the global economy and capital markets, our dependence on LyondellBasell, Shell Chemicals and other suppliers to perform their obligations to us, failure of our suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire, which could increase our cost for these materials and interrupt production, limited availability or increases in prices of raw materials used in our business, our substantial level of indebtedness and the operating and financial restrictions imposed by our debt instruments and related indentures, competitive pressures in the specialty chemicals industry, our ability to continue technological innovation and successful commercial introduction of new products, our ability to protect intellectual property and other proprietary information, losses due to lawsuits arising out of intellectual property infringement and product liability claims, losses due to lawsuits arising out of environmental damage or personal injuries associated with chemical manufacturing, compliance with extensive environmental, health and safety laws, including regulation of our employees’ exposure to butadiene, which could require material expenditures or changes in our operations, the risk of accidents that could disrupt our operations or expose us to significant losses or liabilities, governmental regulations and trade restrictions, exposure to interest rate and currency fluctuations, acts of war or terrorism in the United States or worldwide, political or financial instability in the countries where our goods are manufactured and sold, and other risks and uncertainties described in this press release and our other reports and documents. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Kraton’s periodic filings with the Securities and Exchange Commission.

KRATON PERFORMANCE POLYMERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008
Operating Revenues
Sales	$238,301	$223,328
Other	12,407	8,308

Total operating revenues	250,708	231,636
Cost of Goods Sold	189,840	182,665

Gross Profit	60,868	48,971

Operating Expenses
Research and development	6,098	5,920
Selling, general, and administrative	22,919	27,853
Depreciation and amortization	25,168	12,282

Total operating expenses	54,185	46,055

Equity in Earnings of Unconsolidated Joint Venture	98	123
Interest Expense, net	9,179	8,999

Loss Before Income Taxes	(2,398)	(5,960)
Income Tax Expense (Benefit)	(882)	1,035

Net Loss	$(1,516)	$(6,995)

Loss per common share
Basic	$(0.07)	$(0.36)
Diluted	$(0.07)	$(0.36)

Weighted average common shares outstanding
Basic	21,124	19,426
Diluted	21,124	19,426

KRATON PERFORMANCE POLYMERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008
Operating Revenues
Sales	$920,362	$1,171,253
Other	47,642	54,780

Total operating revenues	968,004	1,226,033
Cost of Goods Sold	792,472	971,283

Gross Profit	175,532	254,750

Operating Expenses
Research and development	21,212	27,049
Selling, general, and administrative	79,504	101,431
Depreciation and amortization	66,751	53,162

Total operating expenses	167,467	181,642

Gain on Extinguishment of Debt	23,831	—
Equity in Earnings of Unconsolidated Joint Venture	403	437
Interest Expense, net	33,956	36,695

Income (Loss) Before Income Taxes	(1,657)	36,850
Income Tax Expense (Benefit)	(1,367)	8,431

Net Income (Loss)	$(290)	$28,419

Earnings (Loss) per common share
Basic	$(0.01)	$1.46
Diluted	$(0.01)	$1.46

Weighted average common shares outstanding
Basic	19,857	19,423
Diluted	19,857	19,483

KRATON PERFORMANCE POLYMERS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value)

	December 31, 2009	December 31, 2008

ASSETS

Current Assets
Cash and cash equivalents	$69,291	$101,396
Receivables, net of allowances of $1,335 and $2,512	115,329	95,443
Inventories of products, net	284,258	324,193
Inventories of materials and supplies, net	10,862	11,055
Deferred income taxes	3,107	14,778
Other current assets	16,770	6,769

Total current assets	499,617	553,634
Property, plant and equipment, less accumulated depreciation of $236,558 and $182,252	370,182	372,008
Identifiable intangible assets, less accumulated amortization of $42,741 and $36,169	60,479	67,051
Investment in unconsolidated joint venture	12,078	12,371
Deferred financing costs	7,318	8,184
Other long-term assets	24,825	18,626

Total Assets	$974,499	$1,031,874

LIABILITIES AND STOCKHOLDERS’/MEMBER’S EQUITY

Current Liabilities
Current portion of long-term debt	$2,304	$3,343
Accounts payable-trade	93,494	75,177
Other payables and accruals	68,271	69,349
Due to related party	19,006	25,585

Total current liabilities	183,075	173,454
Long-term debt, net of current portion	382,675	571,973
Deferred income taxes	13,488	34,954
Long-term liabilities	46,477	63,117

Total Liabilities	625,715	843,498

Commitments and contingencies
Stockholders’/Member’s equity
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued
Common stock, $0.01 par value; 500,000 shares authorized; 29,709 shares issued and outstanding	297	—
Additional paid in capital	311,665	—
Member’s equity	—	182,553
Retained earnings	(14)	—
Accumulated other comprehensive income	36,836	5,823

Total stockholders’/member’s equity	348,784	188,376

Total Liabilities and Stockholders’/Member’s Equity	$974,499	$1,031,874

KRATON PERFORMANCE POLYMERS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Years ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(290)	$28,419
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of identifiable intangibles	66,751	53,162
Accretion of debt discount	5	24
Lower-of-cost-or-market adjustment	669	8,100
Amortization of deferred financing costs	4,090	2,139
Loss on disposal of fixed assets	348	184
Gain on extinguishment of debt	(23,831)	—
Change in fair value of interest rate swaps	(2,827)	(1,378)
Distributed (undistributed) earnings in unconsolidated joint venture	30	604
Deferred income tax expense (benefit)	(4,623)	(5,445)
Non-cash compensation related to equity awards	2,160	1,184
Decrease (increase) in
Accounts receivable	(16,680)	42,815
Due to from related party	(6,180)	(6,007)
Inventories of products, materials and supplies	45,160	(86,738)
Other assets	(8,310)	(1,377)
Increase in
Accounts payable-trade, other payables and accruals, and long-term liabilities	16,333	4,541

Net cash provided by operating activities	72,805	40,227

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(53,423)	(24,093)
Proceeds from sale of property, plant and equipment	3,870	26

Net cash used in investing activities	(49,553)	(24,067)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	144,000	316,250
Repayment of debt	(308,131)	(279,644)
Cash contribution from member	—	10,000
Proceeds from issuance of common stock	126,725	—
Repayment of insurance note payable	—	(494)
Deferred financing costs	(3,216)	—

Net cash provided by (used in) financing activities	(40,622)	46,112

Effect of exchange rate differences on cash	(14,735)	(9,153)

Net increase (decrease) in cash and cash equivalents	(32,105)	53,119
Cash and cash equivalents at beginning of period	101,396	48,277

Cash and cash equivalents at end of period	$69,291	$101,396

Supplemental Disclosures
Cash paid during the period for income taxes	$9,679	$11,251
Cash paid during the period for interest	$34,300	$39,533

KRATON PERFORMANCE POLYMERS, INC.

EBITDA / ADJUSTED EBITDA

(In thousands)

	Three months ended
	December 31, 2009	December 31, 2008
Net Loss	$(1,516)	$(6,995)
Add (deduct):
Interest expense, net	9,179	8,999
Income tax expense	(882)	1,035
Depreciation and amortization expenses	25,168	12,282

EBITDA(a)	$31,949	$15,321

	Three months ended
	December 31, 2009	December 31, 2008
EBITDA(a)	$31,949	$15,321
Add:
Sponsor fees and expenses	500	500
Restructuring and related charges(b)	2,144	4,189
Other non-cash expenses(c)	450	8,541

Adjusted EBITDA(a)	$35,043	$28,551

(a)	EBITDA and Adjusted EBITDA for the three months ended December 31, 2009 were positively impacted by approximately $13 million due to the sale of inventory produced when raw material costs were lower than the then current replacement cost. Conversely, for the three months ended December 31, 2008, EBITDA and Adjusted EBITDA, as reflected above, were negatively impacted by approximately $2 million due to the sale of inventory produced when raw material costs were higher than the then current replacement cost.
(b)	Fourth quarter 2009 costs are primarily a one-time cost to terminate the sponsor management fee arrangement. Fourth quarter 2008 costs consist primarily of workforce reductions.

Restructuring and related charges discussed above were recorded in the Consolidated Statements of Operations, as follows.

	Three months ended
	December 31, 2009	December 31, 2008
Cost of goods sold	$440	$355
Research and development	—	129
Selling, general and administrative	1,704	3,705

Total restructuring and related charges	$2,144	$4,189

(c)	Includes non-cash compensation costs for both periods and the fourth quarter 2008 costs consist primarily of lower-of-cost-or-market adjustments.

KRATON PERFORMANCE POLYMERS, INC.

EBITDA / ADJUSTED EBITDA

(In thousands)

	Fiscal Year
	2009	2008	2007
Net Income/(Net Loss)	$(290)	$28,419	$(43,749)
Add (deduct):
Interest expense, net	33,956	36,695	43,484
Income tax expense	(1,367)	8,431	6,120
Depreciation and amortization expenses	66,751	53,162	51,917

EBITDA(a)	$99,050	$126,707	$57,772

	Fiscal Year
	2009	2008	2007
EBITDA(a)	$99,050	$126,707	$57,772
Add (deduct):
Sponsor fees and expenses	2,000	2,000	2,000
Restructuring and related charges(b)	9,677	13,671	5,633
Other non-cash expenses(c)	4,463	9,670	2,905
Gain on extinguishment of debt(d)	(23,831)	—	—

Adjusted EBITDA(a)	$91,359	$152,048	$68,310

(a)	EBITDA and Adjusted EBITDA in 2009 were negatively impacted by approximately $18 million due to the sale of inventory produced when raw material costs were higher than the then current replacement cost. This large effect in 2009, which is included in EBITDA and Adjusted EBITDA amounts reflected above, was a result of the dramatic and swift decline in raw material costs from record high levels in the fourth quarter of 2008 (where the negative impact was approximately $2 million). Conversely, in 2008, EBITDA and Adjusted EBITDA, as reflected above, were positively impacted by approximately $37 million due to the sale of inventory produced when raw material costs were lower than the then current replacement cost.
(b)	2009 costs consist principally of the costs to exit our Pernis facility and the one-time cost to terminate the sponsor management fee arrangement; 2008 costs consist primarily of severance and retention costs associated with the restructuring of our Westhollow Technical Center and our research and technical services organizations, senior management changes in the first quarter and workforce reductions in the fourth quarter; 2007 costs are primarily costs in connection with the shutdown of our SIS plant in Pernis; and 2006 costs consist primarily of severance and other costs in connection with the rationalization of our facility in Belpre, Ohio and our U.S. headquarters, and charges related to a reorganization of our activities in Asia Pacific and Belgium. All periods also reflect costs associated with evaluating merger and acquisition transactions and potential debt refinancing.

Restructuring and related charges discussed above were recorded in the Consolidated Statements of Operations, as follows.

	Fiscal Year
	2009	2008	2007
Cost of goods sold	$6,747	$355	$2,438
Research and development	—	2,430	345
Selling, general and administrative	2,930	10,886	2,850

Total restructuring and related charges	$9,677	$13,671	$5,633

(c)	For all periods, consists primarily of non-cash compensation, asset impairment charges and losses on the sale of fixed assets. For 2008 and 2009, also reflects the non-cash adjustment to lower inventory from first in first out cost to market value.
(d)	2009 reflects the non-recurring cash gain related to bond repurchases.

KRATON PERFORMANCE POLYMERS, INC.

LTM Bank EBITDA(1)

(In thousands)

	12 Mos Ended 12/31/09	12 Mos Ended 12/31/08
Net Income (Loss)	$(288)	$28,434
Income Tax Expense (Benefit)	(1,364)	8,440
Interest Expense, net	33,951	36,671
Depreciation and amortization	66,751	53,162

EBITDA	99,050	126,707

LTM Bank EBITDA adjustments (2)

Sponsor fees and expenses	2,000	2,000
Plant turnaround costs	6,000	3,587
Permitted acquisition costs	2,931	2,064
Restructuring costs	6,433	5,895
Specified cost savings	4,272	1,350
Schedule 1.1 cost	3,000	3,000
Other non-cash items increasing Net Income (Loss)	9,677	4,129

LTM Bank EBITDA (1)	$133,363	$148,732

(1)

LTM Bank EBITDA is defined in our senior credit facility and is used to determine compliance with certain covenants included in our senior credit facility. This measurement is only applicable to Kraton Polymers, LLC.

(2)	These adjustments are made pursuant to our senior credit facility.